SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Energy Recovery, Inc.
(Name of Registrant as Specified in Its Charter)
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Energy Recovery, Inc.

Notice of Annual Meeting of Stockholders
To Be Held June 12, 2009

Dear Stockholders,

The 2009 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation (the “Company” or “ERI”) will be held on Friday, June 12, 2009, at 9:00 a.m. Pacific Daylight Time. The Annual Meeting will take place at the Company’s headquarters, located at 1908 Doolittle Drive, San Leandro, CA 94577.

Only stockholders who owned stock at the close of business on April 15, 2009, can attend, and vote at, the meeting or any postponement or adjournment of the meeting. The purpose of the meeting is:

1. To elect three directors of the Company to serve until the 2012 annual meeting of stockholders or until their successors are elected and qualified.

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

3. To transact such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

These items of business are more fully described in the attached Proxy Statement which is part of this Notice.

At the meeting, we will also report on our 2008 business results and other matters of potential interest to our shareholders.

By Order of the Board of Directors,

G. G. Pique
President and Chief Executive Officer

San Leandro, California
May 4, 2009

Whether or not you expect to attend the annual meeting of stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

Stockholders of record can vote their shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Stockholders may also vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope.

If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

i

ii

ENERGY RECOVERY, INC.
1908 Doolittle Drive,
San Leandro, California 94577

PROXY STATEMENT

Why am I receiving these materials?

We are inviting you to attend an Annual Meeting of the stockholders of Energy Recovery, Inc. and vote on:

•	the election of three directors to serve until our 2012 annual meeting (or until their successors are elected and qualified),

•	the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2009, and

•	other business that may properly come before the meeting and any adjournment or postponement.

This year’s Annual Meeting will take place on Friday, June 12, 2009, at 9:00 a.m. local time. The meeting will be held at the Company’s main office at 1908 Doolittle Drive, San Leandro, California, U.S.A.

This Proxy Statement, the accompanying proxy and our Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Annual Report”) were first sent by mail to stockholders on or about May 4, 2009.

How do I vote?

If you are a record holder of our common shares, you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. If you plan to vote in person, you must bring the enclosed proxy card or proof of identification to the meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions for this are on the proxy card), or

•	vote by Internet (instructions for this are on the proxy card).

To ensure your vote is counted, please submit your vote by June 11, 2009.

If your shares are held for you in an account with a broker or other nominee, you will receive voting instructions from your nominee rather than a proxy card. To vote, please follow the voting instructions sent by your broker or other nominee. If you return your voting instructions timely, your broker or other nominee will then include your vote in the appropriate proxy card held by the record holder. If your shares are held in the name of a broker or other nominee, you cannot vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee and present it at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of April 15, 2009, the record date.

Can I change my vote after submitting my proxy?

If you are the record holder of your shares, you can withdraw or revoke your proxy at any time before the final vote at our Annual Meeting by:

•	delivering to the Company (to the attention of Carolyn F. Bostick, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date,

•	submitting a new proxy via the Internet or telephone in accordance with the instructions on your original form of proxy, or

•	attending the Annual Meeting and voting in person, in which case you must specifically revoke any previously returned proxy before you vote in person. Attending the Annual Meeting in person will not by itself revoke any prior proxy.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our three director nominees and “FOR” the other proposal made in this Proxy Statement. If any other matter is properly presented at the meeting, the Company representative authorized to vote on your behalf as your proxy will vote your shares using his best judgment.

Who pays for the expenses related the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, the Company had 50,138,044 shares of common stock outstanding.

Will there be any other items of business on the agenda?

We do not know of any business to be considered at the meeting other than the proposals described in this Proxy Statement. However, the proxy holders (who are management representatives named in the proxy card) may vote in their discretion with respect to any other matters properly presented for a vote at the meeting.

How many votes are required for the approval of each item?

•	For the election of three directors in Proposal No. 1, the candidates who receive the greatest number of votes cast at the Annual Meeting will be elected, provided a quorum is present; and

•	The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, provided a quorum is present.

What is the quorum requirement?

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Shareholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

What is a record holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares. In this case, you will receive a form of proxy card for record holders along with the other proxy materials being sent to you.

What is a beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are registered with American Stock Transfer & Trust Co. in the “street name” of the brokerage account, bank or other nominee, and you are considered the “beneficial owner” of those shares. If you are a “beneficial owner,” your broker or other nominee will send you a form of voting instructions (rather than a proxy card) along with the other proxy materials.

As a beneficial owner, you have the right to direct your broker, bank or other entity on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one copy of the proxy materials to your household. If you would like a separate copy of either document, please contact Thomas D. Willardson at (510) 483-7370 or at 1908 Doolittle Drive, San Leandro, California 94577.

If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank or other nominee, or the Company’s investor relations department to request a single copy only in the future.

How are votes counted?

All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals 1 and 2.

Brokers, banks and other nominees may submit a proxy card for shares of common stock which they hold for a beneficial owner, but decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Therefore, Broker Non-Votes do not have an effect on the vote.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of the independent registered public accounting firm (Proposal Nos. 1 and 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting and so abstentions have the same effect as negative votes.

Who counts or tabulates the votes?

The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Georgeson Inc. will tabulate votes cast by proxy.

How do I access the proxy material and annual report via the Internet?

We are mailing physical copies of our proxy statement, proxy and 2008 Annual Report to our stockholders. However, you may also access these materials at the web site noted below.

If you have previously chosen to receive the Proxy Statement and the 2008 Annual Report over the Internet, you will be receiving an e-mail on or about May 4, 2009 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 11, 2009.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs, which provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report, the opportunity to vote via the Internet. If a stockholder’s brokerage firm participates in a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at http://proxy.georgeson.com.

Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 12, 2009.

This proxy statement and the 2008 Annual Report are available electronically at http://proxy.georgeson.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors under the Bylaws of the Company, the authorized number of directors of the Company is currently set at eight.

The Corporate Governance and Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the three nominees listed below for election as Class I directors at the Annual Meeting. If elected, each of the newly elected directors will serve until the 2012 annual meeting of stockholders, and until each director’s successor is duly elected and qualified, or until the earlier resignation or removal of the director.

All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his or her term expires.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the three nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages and certain biographical information relating to the director nominees as of April 15, 2009.

Name of Nominee	Age	Position with Company	Director Since

Paul M. Cook(1)	84	Director	2008
Fred Olav Johannessen(1)(2)	55	Director	1992
Marie Elisabeth Paté-Cornell	60	Director	2009

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

Paul M. Cook has served as a member of our Board of Directors since July 2008. Mr. Cook is the chairman and founder of Promptu Systems Corporation, a private company that develops speech recognition systems that enable mobile phone users and television viewers to control programming choices and services with voice commands, a position he has held since June 2000. Mr. Cook is also currently the chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006. In addition, since 1993, Mr. Cook has been a member of the board of directors of Sarnoff Corporation, which provides vision, video and semiconductor technology innovations and is a wholly owned subsidiary of SRI International. Mr. Cook is the founder of Raychem Corporation, where he served as its chief executive officer for 33 years. Mr. Cook received an undergraduate degree in engineering from Massachusetts Institute of Technology.

Fred Olav Johannessen has served as a member of our Board of Directors since June 1992. Mr. Johannessen has served as president of the Nordiska Literary Agency in Denmark since September 2001. He has served as a member of the board of directors of Thalia Teater AS, a private theater production company in Norway since June 1985 and as a member of the board of directors of Folin, a private European company that invests in literary agencies, since March 1999. Mr. Johannessen earned his M.S. in Finance from Colorado State University.

Marie Elisabeth Paté-Cornell has served as a director of our Company since February 2009. She has been a professor at Stanford University since September 1991. She currently serves as Professor and Chairman of the University’s Department of Management Science and Engineering, a position she assumed in January 2000. She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that Department in September 1997. Dr. Paté-Cornell received a B.S. in mathematics and physics from the University of Marseilles in France; M.S. and Engineering Degree from the Institute Polytechnique in Grenoble, France; a M.S. in Operations Research from Stanford University and a Ph.D. in Engineering-Economic Systems from Stanford University.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

* * *

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes total fees that BDO Seidman, LLP, our independent registered public accounting firm, billed to us for its work in fiscal years ended December 31, 2008 and 2007.

	2008	2007

Audit Fees(1)(2)	$1,251,792	$150,000
Audit-Related Fees	—	—
Tax Fees(3)	48,505	30,833
All Other Fees	—	—

Total	$1,300,297	$180,833

(1)	Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

(2)	Audit fees also include professional services related to the preparation of our S-1 registration in the amount of $899,385.

(3)	Tax fees include professional services related to the preparation of tax returns and for related compliance and consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm, BDO Seidman, LLP, and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2009

* * *

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors is divided into three classes, with each class serving for a staggered three-year term. The board of directors consists of three class I directors, Mr. Cook, Dr. Paté-Cornell and Mr. Johannessen; three class II directors, Mr. Hanstveit, Mr. Michelet and Ms. Pfannenstiel, and two class III directors, Mr. Pique and Mr. Trempont. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the current class I directors ends at the annual meeting in June 2009. The term of Class II directors will end at the annual meeting in 2010, and the term of class III directors will end at the annual meeting in 2011. The term of Class I directors, who are elected at the upcoming 2009 Annual Meeting of Stockholders, will end at the annual meeting in 2012.

Director Independence

Our Board of Directors has determined that Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Paté-Cornell, Ms. Pfannenstiel and Mr. Trempont, representing a majority of our directors, are “independent directors” as defined in the listing standards of the NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing standards, the Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2008, the Board of Directors met 18 times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the year ended December 31, 2008, no director attended fewer than 75% of all the meetings of the Board and its committees on which he or she served after becoming a member of the Board. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders.

The Audit Committee

The Audit Committee held 4 meetings in the year ended December 31, 2008. During 2008, the committee consisted of Mr. Hanstveit, Mr. Medanich and Mr. Trempont, with Mr. Trempont serving as its chairman. Mr. Medanich resigned as a director in October 2008. Mr. Johannessen joined the Audit Committee in January 2009. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	assisting the board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm;

•	providing to the board of directors information and materials to make the board of directors aware of significant financial and audit-related matters that require the attention of the board of directors; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing standards of NASDAQ. The Board has further determined that Mr. Trempont is an “audit committee financial expert” as defined by SEC rules. The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Compensation Committee

The Compensation Committee held 6 meetings in the year ended December 31, 2008. As of December 31, 2008, the members of the Compensation Committee included: Mr. Cook, Mr. Hanstveit, Mr. Johannessen and Mr. Trempont, with Mr. Hanstveit serving as its chairman. The Compensation Committee is responsible for, among other things:

•	reviewing and approving with respect to our chief executive officer and other executive officers’ annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, and any other benefits, compensation or arrangements; and

•	administering our equity compensation plans.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing standards of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which held one meeting in the year ended December 31, 2008, consists of Mr. Hanstveit and Mr. Trempont, who serves as chairman. The Corporate Governance and Nominating Committee is responsible for:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of our board of directors;

•	developing principles of corporate governance and recommending them to our board of directors;

•	recommending to our board of directors persons to be members of each board committee; and

•	overseeing the evaluation of our board of directors and management.

The Corporate Governance and Nominating Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.energyrecovery.com.

The Corporate Governance and Nominating Committee considers and makes recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Corporate Governance and Nominating Committee may do so by writing to the Secretary of the Company at 1908 Doolittle Drive, San Leandro, California 94577 and providing: (a) the candidate’s name, biographical data and qualifications, (b) a document indicating the candidate’s willingness to act if elected and (c) evidence of the nominating stockholder’s ownership of the Company’s common stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Corporate Governance and Nominating Committee.

There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Corporate Governance and Nominating Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board, the Corporate Governance and Nominating Committee considers numerous factors including:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management, its stockholders or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s experience in the fields of energy, technology and “clean-tech” and leadership experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas that are most beneficial. The Board intends to continue using these criteria to evaluate candidates for election to the Board. The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing standards of NASDAQ.

Mr. Cook was appointed to the board as a new director in 2008 when the Company’s initial public offering became effective and after being recommended to the Corporate Governance and Nominating Committee by a non-employee director. Dr. Paté-Cornell was appointed to the board as a new director in early 2009 after being recommended to the Corporate Governance and Nominating Committee by a third party, a non-employee director and our executive chairman.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers serves on our Compensation Committee, or the Board of Directors of another entity whose executive officer(s) serves on the Company’s Compensation Committee or Board. In the past fiscal year ended December 31, 2008, MariaElena Ross, our vice president of human resources and administration and Daniel Johnson, our former vice president of information technology, served on our Compensation Committee prior to completion of our initial public offering.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Thomas D. Willardson, Chief Financial Officer, c/o Energy Recovery, Inc., 1908 Doolittle Drive, San Leandro, California 94577.

Director Compensation

Each non-employee member of our Board of Directors is entitled to receive an annual retainer of $50,000, paid in quarterly installments. In addition, each chairman of our three committees is entitled to receive an additional annual retainer of $5,000, paid in quarterly installments.

We have granted our non-employee directors the following equity awards. Mr. Cook and Mr. Trempont, upon joining our Board of Directors as non-employee directors in 2008, received options to purchase 100,000 shares of our common stock. Dr. Paté-Cornell and Ms. Pfannenstiel also received options to purchase 100,000 shares of our common stock upon joining our Board of Directors in 2009. In April 2009, the Board awarded Mr. Hansveit and Mr. Johannessen options to purchase 100,000 shares of our common stock as part of their compensation for continuing to serve as non-employee directors. All of the options to purchase shares of common stock granted to our directors have a four year vesting period with 25% of the shares vesting on the anniversary of the vesting commencement date. After that anniversary date, 1/48 of the shares vest every month. All of the options to directors were granted at the fair market value on the date of the award. We do not have a policy of granting options to members of the Board on an annual basis.

Director Compensation for Year Ended December 31, 2008

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2008. While Mr. Michelet, executive chairman, and Mr. Pique, chief executive officer, also serve as directors, they are not included in the table below because they receive compensation as employees and do not receive additional compensation for services provided as Directors.

	Fees Earned
	and Paid in	Option
	Cash	Awards(1)	Total
Name	($)	($)	($)

Dominique Trempont	30,000	50,084	80,084
Fred Olav Johannessen	25,000	—	25,000
Arve Hanstveit	27,500	—	27,500
Paul Cook	25,000	50,084	75,084
Ole Peter Lorentzen(2)	—	—	—
Peter Darby(3)	119,000	—	119,000
Marius Skaugen(2)	—	—	—
James Medanich(4)	16,667	—	16,667

(1)	The method of and assumptions used to calculate the value of the options granted to our directors is discussed in Note 2 of our notes to our financial statements included in our Annual Report on Form 10-K. The amounts in the Option Award column set forth the accounting charge taken in each respective year for option awards, disregarding the estimate of forfeitures, and do not state cash payments or value realized by the individual. As of December 31, 2008, each listed individual had the following number of shares underlying vested and unvested stock options then outstanding: Dominque Trempont, 100,000; Fred Olav Johannessen, 0; Arve Hanstveit, 0; Paul Cook, 100,000; Ole Peter Lorentzen, 0; Peter Darby, 0: Marius Skaugen, 0; and James Medanich, 0.

(2)	These directors resigned as of July 1, 2008.

(3)	This director resigned as of July 1, 2008. The amount excludes $119,000 paid in connection with consulting services provided to us as discussed in Note 12 of our notes to our financial statements included in our Annual Report on Form 10-K and in the Related Person Policies and Transactions below.

(4)	Represents fees paid in director capacity through resignation on October 30, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2009 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The address of each executive officer and director is c/o Energy Recovery, Inc., 1908 Doolittle Drive, San Leandro, CA 94577.

	Shares
	Beneficially	Percent of
5% or Greater Common Stock Holders	Owned(1)	Class(2)

Marius Skaugen(3)	10,641,103	20.4%
Parkv.57 c/o B. Skaugen AS 0256 Oslo, Norway
Caprice AS(4)	3,730,638	7.4%
Haakon Vii’s Gate 1, 0161 Oslo, Norway
James Medanich(5)	3,300,000	6.6%
5401 SE Scenic Lane #201 Vancouver, CA 94577
Directors and Named Executive Officers
Fred Olav Johannessen(6)	2,014,062	4.0%
Arve Hanstveit(7)	1,650,000	3.3%
Hans Peter Michelet	1,366,613	2.7%
G.G. Pique(8)	847,249	1.7%
Richard Stover(9)	247,627	0.5%
MariaElena Ross(10)	98,125	0.2%
Thomas D. Willardson(11)	39,582	0.1%
Paul Cook	20,300	*
Dominque Trempont	17,900	*
Marie Elisabeth Paté-Cornell	—	—
Jackalyne Pfannenstiel	—	—
All executive officers and directors as a group (15 persons)(12)	6,515,758	12.9%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or exercisable within 60 days after April 15, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 15, 2009, the Record Date, which was 50,138,044.

(3)	Based on a Schedule 13G filed with the SEC on February 12, 2009, which reported 10,026,533 shares beneficially owned by Arvarius AS, 307,285 shares beneficially owned by Lafite AS, 307,285 shares beneficially owned by Mouton AS, and 10,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Avarius, Lafite and Mouton. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported by Avarius include 1,904,122 shares that may be acquired under warrants exercisable within 60 days after April 15, 2009.

(4)	Based on a Schedule 13G filed with the SEC on February 12, 2009, which reported that Ole Peter Lorentzen is the sole stockholder of Caprice AS. Each reported shared voting and dispositive power of the indicated shares.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2009, which reported that Mr. Medanich has sole voting and dispositive power over 3,000,000 shares of which he is the record holder, and shared voting and dispositive power over 300,000 shares, of which 130,000 shares are held of record by him and his spouse, and 170,000 shares are held of record by his spouse. Mr. Medanich disclaimed beneficial ownership of the 170,000 shares held by his spouse.

(6)	Consists of 1,089,000 shares held of record by Mr. Johannessen, 40,000 shares held of record by Mr. Johannessen’s wife, 150,000 shares held of record by Mr. Johannessen’s child, 195,000 shares held of record by Gallisis ApS, , 291,050 shares held of record by Kalamaris Invest AS, 216,000 shares held of record by Logar AS and 33,012 shares held of record by Osip ApS. Mr. Johannessen has shared voting and investment power over the shares that are owned by one of his children. Mr. Johannessen is the sole shareholder of Gallasis ApS and Osip ApS and is a controlling stockholder of Kalamaris Invest AS and Logar AS.

(7)	Consists of 1,500,000 shares held of record by Mr. Hanstveit and 150,000 shares held of record by Mr. Hanstveit’s daughters. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(8)	Consists of 161,000 shares held of record by Mr. Pique, 380,000 shares held of record by Mr. Pique as trustee of The Pique Bachman Income Security Trust, a warrant held by Mr. Pique to purchase 150,000 shares of common stock that is exercisable within 60 days of April 15, 2009, and options to purchase 156,249 shares of common stock that are exercisable within 60 days of April 15, 2009.

(9)	Includes options to purchase 72,627 shares of common stock that may be exercised within 60 days of April 15, 2009.

(10)	Consists of options to purchase 98,125 shares of common stock that may be exercised within 60 days of April 15, 2009.

(11)	Consists of options to purchase 39,582 shares of common stock that may be exercised within 60 days of April 15, 2009.

(12)	Includes options and warrants to purchase 549,083 shares of common stock that can be exercised within 60 days after April 15, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives of our Executive Compensation Program

The principal objectives of our executive compensation program are to recruit, motivate and retain talented executives who have the experience and skills to manage and grow our business as a publicly traded company. Our compensation program is designed to reward these individuals for achieving objectives linked to our strategic, financial, team or other operational goals.

Prior to becoming a publicly traded company in July 2008, our salaries were at the low end of competitive rates in order to conserve cash, and we relied primarily on annual stock option awards to motivate and retain executives. We used cash bonuses to focus performance on specific goals. In 2008, we increased our executive compensation toward more competitive rates to help maintain continuity of our executive officers before and after our initial public offering.

Our Compensation Committee reviews and approves the objectives and elements of our executive compensation practices at least annually. Our chief executive officer recommends to the committee the base salary, amounts and targets for annual cash incentives, and equity-based incentives for the other named executive officers in consultation with our vice president of human resources and administration, MarieElena Ross. Because of his direct knowledge of individual performance and related goals of the other executive officers, the committee requests that our chief executive officer attend and participate in committee meetings, except when his own compensation is under consideration. No executive officer other than Mr. Pique and Ms. Ross had a role in determining or recommending the amount or form of compensation for directors or named executive officers in 2008, except that our executive chairman, Hans Peter Michelet, also provided input with respect to the allocation of option grants made in July 2008.

We believe our compensation decisions for 2008 supported the achievement of important business objectives: (i) we completed our initial public offering in July 2008: (ii) we expanded our global market share; (iii) we completed key research and development projects; (iv) we expanded our production capability and signed a lease for a new production facility and headquarters; (v) we improved our accounting and finance operation; (vi) we developed our internal information technology infrastructure; and (vi) we aligned the long-term interests of our employees with those of our shareholders by granting new stock options.

The officers included in this “Compensation Discussion and Analysis” are: Hans Peter Michelet, our executive chairman; G.G. Pique, our chief executive officer; Thomas D. Willardson, our chief financial officer; Richard Stover, our chief technology officer; and MariaElena Ross, our vice president of human resources and administration.

Principal Components of our Executive Compensation Program

Our executive compensation consists of base salary, annual cash incentives and equity-based incentives.

Base Salary

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience, and performance.

In determining the specific base salaries for executive officers each year, our chief executive officer and Compensation Committee consider the executive’s current salary, performance during the year, including achievements toward annual objectives, anticipated or actual changes in responsibility, expected contribution to the Company’s long-term goals, and relative pay compared to other company executives. Committee members also consider salary data from other companies as a reference point.

For our executive officer salary decisions in 2008, we referred to benchmark salary data prepared by Merit Resources Group, a human resources consulting firm, engaged for this purpose by Ms. Ross, who was then a member of our Compensation Committee. For 2009 salaries, we referred to updates of this data provided by Richard Olivieri, an independent consultant, formerly with Merit, in evaluating compensation for Dr. Stover and Mr. Willardson. This data was compiled by averaging data from the following three salary surveys:

(1) the Economic Research Institute’s Salary Assessor Survey and Executive Compensation Assessor Survey for companies in the water supply industry;

(2) the Radford Benchmark Survey and Radford Executive Compensation Survey for approximately 50 private and publicly traded companies with less than 200 employees; and

(3) the CompAnalyst Survey for manufacturing companies with annual revenues of approximately $100 million.

A sample of companies in the Economic Research Institute surveys includes Consolidated Water Co. Ltd., American States Water Company, Mueller Water Products, Allegheny Generating Company, Worldwater & Power Corporation and Clean Energy Fuels Corporation. A sample of the companies in the Radford Benchmark surveys includes Airgo Networks, Alien Technology, Fluidigm, Centerbeam, DemandTec, Novariant, Qualys, SABA, Saratoga Systems, Satmetrix Systems and WJ Communications. A list of companies included in the CompAnalyst Survey was not available to us.

These salary surveys provided our consulting firm with market data from companies in the water, manufacturing and high-tech industries; companies of a comparable size to us in terms of number of employees and revenue; companies in a comparable stage of development; and companies in our location, the San Francisco Bay Area.

In early 2009, the Compensation Committee retained Frederic W. Cook & Co. for general information, analyses and advice about executive and director compensation and for specific recommendations about compensation for our chief executive officer, G.G. Pique, for 2009. To compile competitive data for benchmarking, Frederic W. Cook used publicly available information about chief executive officer positions at 15 publicly traded companies. The companies were selected because they are comparable to our Company in terms of revenue and market capitalization and have products related to clean energy, water treatment or the use of natural resources. This 15-company peer group consisted of the following companies:

•	American Superconductor Corporation
•	Badger Meter Inc.
•	Consolidated Water Co. Ltd.
•	Energy Conversion Devices, Inc.
•	Evergreen Solar Inc.
•	Fuel Systems Solutions, Inc.
•	Fuel Tech, Inc.
•	FuelCell Energy Inc.
•	Gorman-Rupp Co.
•	Graham Corp.
•	Met-Pro Corp.
•	PMFG, Inc.
•	Quantum Fuel Systems Technologies Worldwide Inc.
•	Sun Hydraulics Corp.
•	AeroVironment, Inc.

CEO Salary

In 2008, the annual base salary of our chief executive officer, Mr. Pique, was raised from $250,000 to $350,000. This increase was due to his additional responsibilities in connection with our becoming a public company. Also taken into consideration was market data from Consolidated Water Co. Ltd., which increased the salary for its chief executive officer in 2007. Our Board of Directors focused on the compensation of the chief executive officer of Consolidated Water rather than that of other companies in the salary surveys because Consolidated Water is in the water industry and was comparable in size. The two executive officers also had similar experience and would have similar responsibilities as chief executive officers of public companies.

In 2009, the Compensation Committee recommended increasing Mr. Pique’s 2009 salary. The recommendation was based on Mr. Pique’s performance in preparing the Company for its initial public offering in 2008 and his expected contribution to the Company’s long-term goals. The committee also considered his relative pay compared to the compensation other chief executive officers in the 15-company peer group using data from Frederic W. Cook as a reference point. Mr. Pique instead requested that he be granted additional equity compensation. As a result, the committee decided that Mr. Pique’s base salary will remain at $350,000 for 2009.

Other Executives’ Salaries

In March 2008, the board of directors approved the retention of Hans Peter Michelet as executive chairman of the board of directors and as an at-will employee with a 2008 salary of $250,000. He served as our interim chief financial officer from January 2005 to November 2007. His services in 2008 included helping to prepare our Company for its initial public offering and other strategic activities. We expect him to continue his role as executive chairman and his strategic and investor relations services. His salary will remain at $250,000 for 2009.

The annual base salary in 2008 for our chief financial officer, Mr. Willardson, was $250,000. This amount was determined through negotiations when Mr. Willardson was hired in November 2007. His salary for 2009 was increased to $275,000. The increase recognized his strong performance in connection with the Company’s initial public offering and building the Company’s finance and accounting department.

In 2008, Dr. Stover served as our chief technology officer and vice president of sales. His annual base salary was increased in 2007 to $231,000 and continued at that level during 2008. He was eligible for commissions on sales described under “Cash Bonuses” below. In 2009, Dr. Stover’s role as vice president of sales ended and he assumed the new role of vice president of services, in addition to his responsibilities as chief technology officer. His 2009 salary was increased to $300,000 to compensate him for his dual roles and to reward him for accomplishing key research and development projects, managing the Company’s intellectual property and increasing the Company’s visibility as a technology leader in energy recovery for desalination.

The annual base salary for Ms. Ross, our vice president of human resources and administration, was increased in 2008 to $145,000 and continues at that level to date.

Cash Incentive Plan Compensation

Annual cash incentive payments for our executive officers under our financial incentive compensation and performance bonus plans are designed primarily to motivate executives to achieve key financial objectives and/or operational goals. Actual 2008 cash incentive award payments for each named executive are set forth in the Summary Compensation Table below under the column for Non-Equity Incentive Plan Compensation. We refer to these amounts in the discussion below for convenience as a “bonus.”

The 2008 objectives for our named executive officers are set forth in the table below. The column “Bonus Target for 100% Goal Achievement” in the table sets forth the targeted bonus for each officer if 100% of his or her objectives are achieved. The column “Maximum Bonus Allowable” sets forth the maximum bonus the officer could receive in the event that results exceed the objectives.

Bonus Target for
Named Executive			Maximum Bonus	100% Goal
Officer		2008 Objectives	Allowable	Achievement

G.G. Pique	•	Achieve EBITDA target of $14.6 million	80% of base salary	30% of base salary
Hans Peter Michelet	•	Achieve EBITDA target of $14.6 million	80% of base salary	30% of base salary
Thomas Willardson	•	Achieve EBITDA target of $14.6 million	140% of base salary	30% of base salary
	•	Build the accounting team and establish accounting systems and processes in preparation for the Company’s planned initial public offering
MariaElena Ross	•	Hire senior HR person to delegate HR administrative functions	30% of base salary	22.5% of base salary
	•	Establish a long term incentive plan for retention
	•	Upgrade benefits program
	•	Provide employee training seminars on taxes, IPO, stock and estate planning
Richard Stover	•	Continue to control and defend company technical risk	10% of base salary; sales commissions as set forth below	7.5% of base salary; sales commissions as set forth below
	•	Continue to manage patents
	•	Publish 1 technical paper; cause others to publish 2 more
	•	Help develop and support the engineering team

EBITDA target

The 2008 financial objective for our chief executive officer, executive chairman, and chief financial officer under their financial incentive compensation plans was earnings before interest, taxes, depreciation, amortization and stock-based compensation, or a modified EBITDA. We selected this metric because we believed it aligned each of these executive’s day-to-day activities and decisions with the longer-term interests of our stockholders. The EBITDA target was based on our revenue and expense targets for 2008 and was calculated by increasing the resulting net income target for interest, taxes, depreciation, amortization and stock-based compensation. Our modified EBITDA is a non-GAAP financial measure, and our computation of EBITDA may differ from that used by other comparable companies.

Sales Commissions

In 2008, Dr. Stover was also eligible for commission bonus payments on sales of company products and services worldwide. His commission bonus rate was 0.5% of the net margin contribution of worldwide sales up to a maximum bonus amount of $300,000. Any earned but unpaid bonus in excess of that amount was to be paid in 2009. Net margin contribution was defined as revenue recognized in accordance with GAAP on sales of company products and services less the cost of goods sold determined in accordance with GAAP confirm as computed quarterly.

2008 Bonus Payments

The Compensation Committee approved 2008 bonus payments for Mr. Pique and Mr. Michelet equal to 30% of their base salaries for 100% achievement of the financial target, because the Company’s actual modified EBITDA was $14.7 million, slightly in excess of the $14.6 million target.

Based on input from Mr. Pique, the committee also evaluated individual achievements of officers other than Mr. Pique toward operational objectives and approved payments to other named executive officers in amounts ranging from 75% to 100% of the bonus targets for 100% goal achievement — or from 21.4% to 100% of the maximum potential amounts. In approving these payments, the committee took into consideration the Company’s 100% achievement of its EBITDA target for Mr. Willardson, its successful initial public offering and achievements of the named executive toward other goals.

In addition, the committee approved additional cash payments of amounts of $75,000 and $50,000, respectively, to Mr. Willardson and Ms. Ross for their roles in preparing the Company for its initial public offering. Dr. Stover received commissions on 2008 sales in an amount equal to $163,947. These amounts are shown in the “Bonus” column of the Summary Compensation Table.

2009 Bonus Objectives

For 2009, the Compensation Committee adopted an earnings per share target rather than the modified EBITDA target for the financial incentive compensation plans for Mr. Pique, Mr. Michelet and Mr. Willardson. The committee believes this metric will better align individual and company performance at this stage in the Company’s growth. At this time, we believe disclosure of the 2009 earnings per share target could cause competitive harm to our Company. We believe that the 2009 target is attainable but challenging to achieve. The 2009 target depends on increasing net income in a difficult global economy while expanding our manufacturing operations. New orders for our products and shipments of existing orders depend on the construction of new desalination plants and the ability of customers to obtain construction financing, factors that are outside of our control. With respect to our financial performance target in the recent past, the target in 2008 was slightly exceeded and the target in 2007 was significantly exceeded.

Under the 2009 financial incentive compensation plan for Mr. Pique, Mr. Michelet and Mr. Willardson, the maximum bonus allowable is capped at 80% of their base salaries. The bonus for 100% achievement of the earnings per share target is 30% of their base salaries. Dr. Stover’s maximum target bonus for 2009 will increase to 30% of base salary for 100% goal achievement, and the maximum bonus allowable and bonus targets for 100% goal achievement for the other named executive officers will be 30% of their base salaries.

Under the 2009 performance bonus plan for Dr. Stover, he has to commercially release new products, expand our product line and develop our service offerings. At this time, we believe disclosure of additional details about his 2009 performance objectives could cause competitive harm to our Company. We believe that his 2009 objectives are attainable but challenging to achieve because they depend on research and development, the results of which are difficult to predict in advance.

Equity Based Incentives

The Company grants stock options to new executives and other employees to provide incentives to increase shareholder value. We have not adopted an annual grant program or stock ownership guidelines for executives or other existing employees.

In 2008, the board granted stock options under the Company’s 2008 Equity Incentive Plan to officers and other employees for retention purposes following the effective date of our initial public offering. These awards included grants of options to purchase 20,000 shares to Mr. Willardson, 80,000 shares to Dr. Stover and 16,187 shares to Ms. Ross. No options were granted in 2008 to Mr. Pique or Mr. Michelet due to their participation in determining the allocation of these grants. The number of shares selected was based on the executive’s expected contribution to the Company’s long-term goals and the percentage of unvested to vested shares underlying stock options owned by these individuals. As to these grants, 25% of the options vest on the anniversary of the vesting commencement date. After that date, 1/48 of the options vest at the end of each month.

In April 2009, the Compensation Committee granted options to purchase 500,000 shares to Mr. Pique, our chief executive officer, and 250,000 shares to Mr. Michelet, our executive chairman. As to these grants, 25% of the options vest on the anniversary of the vesting commencement date. After that date, 1/48 of the options vest at the end of each month.

The grant to Mr. Pique was intended to recognize and reward his leadership in preparing the Company for its initial public offering and his overall performance as the Company’s chief executive officer since August 2002. In making the award, the committee considered Mr. Pique’s lower-than-competitive historical base salary, his request not to increase his salary for 2009 to more competitive levels, and that the last grant of stock options to Mr. Pique was made in December 2006. The committee also referred to survey data provided by Frederic W. Cook & Co. The 2009 grant also brings the relative percentage of his vested to unvested shares underlying stock options more in line with the survey data. Mr. Pique’s previously awarded stock options are scheduled to be fully vested as of the end of 2009.

The grant to Mr. Michelet was intended to reward his work on the Company’s initial public offering and to provide him with an incentive to continue his services in 2009 as executive chairman. The number of shares selected was based on the committee’s assessment of his contribution to the Company, including his work on the Company’s initial public offering, and his agreement to remain an executive officer in 2009.

Benefits

In 2008, our named executive officers were eligible to participate in our standard benefits programs on the same basis provided to all of our other employees, including medical, dental and vision insurance, short and long-term disability insurance, and health and dependent care flexible spending accounts. Named executive officers and other executives are offered special life and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all our employees are eligible to receive matching company contributions at the discretion of the board of directors within IRS guidelines. The matching contribution in 2008 was 50% of the first 6% contributed by the employee limited to the first 4% of each participant’s pretax base compensation, calculated and paid on a pay period basis subject to applicable federal limits. Matching contributions will vest over a four year vesting period at the rate of 25% per year. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Severance and Termination Compensation

We have had an employment agreement with Mr. Pique, our chief executive officer, since March 2006. This agreement was amended in January and December 2008. Currently, we have no employment agreements with our other executive officers, who remain employed on an “at-will” basis. Agreements with officers other than

Mr. Michelet were previously in place but expired at the end of 2008. Mr. Pique’s agreement expires at the end of 2009, at which time he will become an “at-will” employee.

Mr. Pique’s employment agreement gives him severance benefits as described below. The primary purpose of providing Mr. Pique with contractual severance benefits is to help ensure that our chief executive officer is focused on the long-term interests of our stockholders when considering strategic or other plans or transactions.

Under the terms this employment agreement, Mr. Pique is entitled to the following benefits in the event of an involuntarily termination other than for cause, death or disability:

•	lump sum payment of any and all base salary due and owing to him through this date, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid bonus;

•	lump sum payment of an amount equal to 70% of Mr. Pique’s then current annual base salary, less deductions required by law; and

•	immediate vesting of all unvested equity compensation as of the date of termination;

•	until the earlier of 12 months from the date of termination or such time as Mr. Pique has become covered under another employer’s plans with comparable coverage, continued health, dental, vision and life insurance benefits at the same levels of coverage and with the same relative ratios of premium payments by us and Mr. Pique as existed prior to the termination.

In addition, if during the term of the agreement, Mr. Pique is involuntarily terminated other than for cause, death or disability within one year following a change in control of our Company, Mr. Pique will be entitled to receive the severance benefits described above and an additional lump sum payment of an amount equal to 30% of Mr. Pique’s current annual base salary to be paid six months and one business day following such termination.

Payment of the benefits described above is subject to Mr. Pique’s unrevoked acceptance of a general release of claims against us or persons affiliated with us within 45 days of receipt, and agreeing not to prosecute any legal action or other proceeding based on any such claims. Payments under the agreement may be delayed until six months after the date of termination, to the extent such delayed payment is required under Section 409A of the Internal Revenue Code.

In the event of a termination of employment for cause, including death or disability, or a voluntary termination by Mr. Pique, Mr. Pique will be entitled to receive:

•	a lump sum payment of any and all base salary due and owing through to the date of termination;

•	an amount equal to earned but unused vacation through the date of termination and reimbursement of all reasonable expenses; and

•	any earned but unpaid bonus.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. Our Compensation Committee may consider the impact of Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines the program is in our best interests.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman
Paul M. Cook
Fred Olav Johannessen
Dominique Trempont

Summary Compensation Table

The table below summarizes the compensation information in respect of the named executive officers for the fiscal years ending December 31, 2008 and December 31, 2007.

					Non-Equity
				Option	Incentive Plan	All Other
			Bonus	Awards	Compensation	Compensation
Name	Year	Salary ($)	($)(1)	($)(2)	($)	($)(3)	Total ($)

G.G. Pique,	2008	350,000	—	121,356	105,000	6,044	582,400
President and Chief	2007	250,000	—	68,877	90,000	7,133	416,010
Executive Officer
Hans Peter Michelet,	2008	250,000	—	—	75,000	30,664	355,664
Executive Chairman	2007	109,615	—	—	125,000	30,645	265,260
Thomas Willardson,	2008	250,000	75,311	69,299	75,000	9,017	478,627
Chief Financial	2007	35,577	—	8,451	25,250	2,058	71,336
Officer
Richard Stover,	2008	231,000	164,258	86,759	23,100	8,961	514,078
Chief Technical	2007	216,461	—	12,420	70,300	7,756	306,937
Officer and Vice President of Sales
MariaElena Ross,	2008	145,000	50,311	18,504	32,625	5,287	251,727
Vice President	2007	133,461	—	8,313	40,000	6,078	187,852
Administration and Human Resources

(1)	In 2008, Mr. Willardson, our chief financial officer, received a bonus of $75,000 upon the successful completion of our initial public offering. He received a holiday bonus in the amount of $311. As vice president of sales, Dr. Stover was eligible for commissions on sales equal to 0.5% of the net margin contribution of 2008 sales, up to a maximum amount of $300,000. Net margin contribution was equal to revenue recognized in accordance with GAAP less cost of goods sold calculated in accordance with GAAP for the products and services sold. For 2008, he received $163,947 in commissions and a holiday bonus in the amount of $311. Ms. Ross received a bonus of $50,000 for the successful completion of our initial public offering. She received a holiday bonus in the amount of $311.

(2)	The method of and assumptions used to calculate the value of stock option awards granted to our named executive officers is discussed in Note 2 of the notes to our financial statements included in our Annual Report on Form 10-K. The amounts in the Option Award column set forth the accounting charge taken in each respective year for option awards, disregarding the estimate of forfeitures, and do not state cash payments or value realized by the individual.

(3)	All Other Compensation in the summary compensation table above includes the following components:

		Life
		Insurance	Housing	401K
		Premium	Allowance	Matching	Total
Name	Year	($)	($)	($)	($)

G.G. Pique	2008	1,267	—	4,777	6,044
	2007	786	—	6,347	7,133
Hans Peter Michelet	2008	1,049	29,615	—	30,664
	2007	445	30,200	—	30,645
Thomas Willardson	2008	1,267	—	7,750	9,017
	2007	233	—	1,825	2,058
Richard Stover	2008	1,211	—	7,750	8,961
	2007	758	—	6,998	7,756
MariaElena Ross	2008	937	—	4,350	5,287
	2007	570	—	5,508	6,078

Grants of Plan-Based Awards in 2008

The following table sets forth information concerning non-equity incentive plan grants to the named executive officers during 2008. The non-equity incentive plan consists of the financial incentive compensation and 2008 bonus plans described in the Compensation Discussion and Analysis section above. The actual amounts realized in respect of the non-equity plan incentive awards are reported in the Summary Compensation Table under the Non-Equity Incentive Compensation Bonus Plan column. The table also sets forth information with respect to option awards granted by our Company during 2008.

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
	Estimated Future Payouts Under Non-Equity				Securities	Base Price	Fair Value
	Incentive Plan Awards(1)				Underlying	of Option	of Option
		Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	($)	($)(2)

G.G. Pique	1/3/08	35,000	105,000	280,000	—	—	—
Hans Peter Michelet	3/3/08	25,000	75,000	200,000	—	—	—
Thomas Willardson	3/3/08	25,000	75,000	350,000	—	—	—
	7/1/08	—	—	—	20,000	8.50	80,134
Richard Stover	3/3/08	5,775	17,325	23,100	—	—	—
	7/1/08	—	—	—	80,000	8.50	320,536
MariaElena Ross	3/3/08	10,875	32,625	43,500	—	—	—
	9/3/08	—	—	—	16,187	9.22	69,769

(1)	In 2008, under our financial incentive compensation plan, Mr. Pique, our chief executive officer, and Mr. Michelet, executive chairman, were eligible to earn an annual bonus in an amount not to exceed 80% of their base salaries; Mr. Willardson, our chief financial officer, was eligible to earn an annual bonus in an amount not to exceed 140% of his base salary. The Company had to achieve at least 80% of its EBITDA target for our chief executive officer, executive chairman and chief financial officer to receive any bonus under the financial compensation plan; the bonus for 80% achievement was 10% of the executive’s base salary. Dr. Stover, our chief technical officer and vice president of sales, was eligible for a bonus of up to 10% of his base salary (in addition to commissions on sales equal to 0.5% of the net margin contribution of 2008 sales up to a maximum amount of $300,000). Ms. Ross, our vice president of human resources and administration, was eligible for a bonus award up to 30% of her base salary. Dr. Stover and Ms. Ross had to achieve 25% of their objectives to earn any bonus. The bonus for 25% achievement was 25% of the maximum bonus allowed. They had to exceed their objectives to receive the maximum bonus award.

(2)	Amounts reflect the aggregate grant date fair value of stock options granted in 2008, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 2 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our stock options.

Outstanding Equity Awards At December 31, 2008

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2008.

	Option Awards
	Number of Securities		Number of Securities
	Underlying		Underlying Unexercised
	Unexercised Options		Options (#)		Option Exercise	Option Expiration
Name	(#) Exercisable		Unexercisable(1)		Price ($)	Date

G.G. Pique	125,000	(2)	125,000		2.65	12/08/16
	150,000	(3)	—		1.00	11/1/2015
Hans Peter Michelet	—		—		—	—
Thomas Willardson	12,751	(4)	34,332		5.00	10/31/17
	14,331	(5)	38,586		5.00	10/31/17
	—		20,000	(6)	8.50	07/01/18
Richard Stover	44,250	(7)	14,750		1.00	12/14/15
	781	(8)	261		1.00	12/14/15
	15,000	(9)	15,000		2.65	12/08/16
	1,050	(10)	1,750		5.00	06/27/17
	—		80,000	(11)	8.50	07/01/18
MariaElena Ross	36,666	(12)	3,334		1.00	04/04/15
	33,750	(13)	11,250		1.00	12/14/15
	15,000	(14)	15,000		2.65	12/08/16
	—		16,187	(15)	9.22	09/03/18

(1)	Includes options for unvested shares, subject to time vesting, granted under 2006 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan and the 2002 Stock Option/Stock Issuance Plan. The Company may repurchase unvested shares under these Plans in the event the executive’s employment terminates prior to vesting.

(2)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006 and vest 25% on December 9, 2007, and vest 1/48 each month thereafter. An amendment to the employee’s agreement dated January 1, 2008 fully vests this 2006 equity compensation grant effective December 31, 2009, subject to satisfaction of vesting requirements through that date.

(3)	Represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

(4)	These options were granted under the 2006 Plan on November 1, 2007 and vest 25% on November 1, 2008, and vest 1/48 each month thereafter and may become fully vested on November 1, 2011.

(5)	These options were granted under the 2004 Stock Option/Stock Issuance Plan on November 1, 2007 and vest 25% on November 1, 2008, vest 1/48 each month thereafter and may become fully vested on November 1, 2011.

(6)	These options were granted under the 2008 Plan on July 1, 2008 and vest 25% on July 1, 2009, vest 1/48 each month thereafter and may become fully vested on July 1, 2012.

(7)	These options were granted under the 2004 Plan on December 15, 2005 and vest 25% on December 15, 2006, vest 1/48 each month thereafter and may become fully vested on December 15, 2009.

(8)	These options were granted under the 2002 Stock Option/Stock Issuance Plan on December 15, 2005 and vest 25% on December 15, 2006, vest 1/48 each month thereafter and may become fully vested on December 15, 2009.

(9)	These options were granted under the 2006 Plan on December 9, 2006 and vest 25% on December 9, 2007, vest 1/48 each month thereafter and may become fully vested on December 9, 2010.

(10)	These options were granted under the 2006 Plan on June 28, 2007 and vest 25% on June 28, 2008, vest 1/48 each month thereafter and may become fully vested on June 28, 2011.

(11)	These options were granted under the 2008 Plan on July 1, 2008 and vest 25% on July 1, 2009, vest 1/48 each month thereafter and may become fully vested on July 1, 2012.

(12)	These options were granted under the 2002 Stock Option/Stock Issuance Plan on April 5, 2005 and vest 25% on April 15, 2006, vest 1/48 each month thereafter and may become fully vested on April 5, 2009.

(13)	These options were granted under the 2002 Plan on December 15, 2005 and vest 25% on December 15, 2006, vest 1/48 each month thereafter and may become fully vested on December 15, 2009.

(14)	These options were granted under the 2006 Plan on December 9, 2006 and vest 25% on December 9, 2007, vest 1/48 each month thereafter and may become fully vested on December 9, 2010.

(15)	These options were granted under the 2008 Plan on September 3, 2008 and vest 25% on July 1, 2009, vest 1/48 each month thereafter and may become fully vested on July 1, 2012.

Option Exercises and Stock Vested

None of our named executive officers exercised any options, and no stock awards vested for any of our named executive officers, during 2008.

Employment Arrangements with Named Executive Officers

G.G. Pique

In March 2006, we entered into an employment agreement with G.G. Pique, our president and chief executive officer. Under the employment agreement, we employ Mr. Pique for a period of two years from the date of the agreement, at the end of which Mr. Pique’s agreement terminates and he will be employed with us on an at-will basis. Mr. Pique’s initial base salary was set at $250,000, which the Compensation Committee reviews annually for potential adjustments. The employment agreement also provides Mr. Pique with an annual performance bonus opportunity in an amount not to exceed 100% of his base salary. In addition, Mr. Pique’s employment agreement provides for the grant of options to purchase 250,000 shares of our common stock. Mr. Pique exercised options granted in 2002, 2003 and 2004 to purchase an aggregate of 750,000 shares of our common stock upon execution and delivery of promissory notes, dated February 2005, in the aggregate amount of $195,000. All of the notes and accrued interest totaling $219,187 were repaid as of March 2008.

In January 2008, we amended Mr. Pique’s employment agreement to provide for an increase of his annual base salary to $350,000. The amendment also extends Mr. Pique’s term of employment with us for an additional 24 months from the date of the amendment. At the end of the term, which is January 1, 2010, Mr. Pique’s agreement terminates and he will be employed with us on an at-will basis. The amendment provides for the accelerated vesting of all stock options granted to Mr. Pique under his 2006 equity compensation grant at the end of his employment term. In December 2008, we modified the agreement so that it complies with Regulation 409A of the Internal Revenue Code, which regulation requires that the payment of certain severance amounts be delayed by six months after the event that triggers the payment.

Potential Payments Upon Termination or Change of Control

The table below reflects the compensation and benefits due to each of the named executive officers in the event of termination of employment: (i) upon a voluntary termination; (ii) an involuntary for cause termination (including death and disability); (iii) an involuntary termination without cause; and (iv) an involuntary termination following a change in control. The amounts shown assume that each termination of employment was effective as of December 31, 2008. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

				Involuntary
				Termination
				Within 12
			Involuntary	Months
		Involuntary	Termination	Following a
	Voluntary	Termination	Without	Change
	Termination	for Cause	Cause	in Control
Name	($)(1)	($)(1)	($)(2)(3)	($)(3)(4)

G.G. Pique(5)	151,379	151,379	1,027,237	1,132,237
Hans Peter Michelet(5)	114,426	114,426	114,426	114,426
Thomas Willardson(5)	89,343	89,343	418,844	543,844
Richard Stover(5)	34,839	34,839	342,071	457,571
MariaElena Ross(5)	104,399	104,399	353,526	426,026

(1)	This amount includes: (i) base salary due and owing at termination; (ii) earned but unused vacation through the date of termination; (iii) reimbursement of all reasonable expenses; and (iv) any earned but unpaid bonus.

(2)	This amount includes: (i) base salary due and owing at termination; (ii) earned but unused vacation through the date of termination; (iii) reimbursement of all reasonable expenses; (iv) any earned but unpaid bonus; (v) payment in an amount equal to 70% of current annual base salary, in the case of Mr. Pique, and 50% of current annual base salary, in the case of other named executive officers; (vi) equity acceleration; and (vii) our payments for continued health, dental, vision and life insurance benefits for a period of one year.

(3)	Equity acceleration is calculated as the spread value of all unvested stock options and restricted stock held by the executive on December 31, 2008 and the closing market price of our common stock as of December 31, 2008. The vesting of all then-unvested stock options, restricted stock or other unvested equity incentives held by the executive immediately accelerates upon termination of executive’s employment without cause.

(4)	This amount includes: (i) base salary due and owing at termination; (ii) earned but unused vacation through the date of termination; (iii) reimbursement of all reasonable expenses; (iv) any earned but unpaid bonus; (v) payment in an amount equal to 100% of current annual base salary; (vi) equity acceleration; and (vii) our payments for continued health, dental, vision and life insurance benefits for a period of one year.

(5)	Mr. Pique has an employment agreement, which is currently in effect. Mr. Willardson, Dr. Stover and Ms. Ross had employment agreements, which terminated at the end of 2008. The amounts in the table assume an employment termination as of December 31, 2008 and set forth the amounts that would have been paid under those prior agreements. Mr. Michelet serves as our executive chairman on an at-will basis, and if his employment ended on December 31, 2008, he would have been entitled only to unpaid wages, unused vacation as of such date and earned but unpaid bonus.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2008, about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price	Equity Compensation
	of Outstanding	of Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected
Plan Category	and Rights (a)	and Rights (b)	in Column (a)) (c)

Equity compensation plans approved by security holders(1)	2,531,986	$5.48	146,449
Equity compensation plans not approved by security holders(2)	150,000	$1.00	—

Total / Weighted Ave./ Total	2,681,986	$5.23	146,449

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the following equity compensation plans: 2002 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan, 2006 Stock Option/Stock Issuance Plan and the 2008 Equity Incentive Plan.

(2)	Represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that ERI specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2008 audited by BDO Seidman, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with BDO Seidman, LLP matters required to be discussed by SAS 61 as amended. The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of BDO Seidman, LLP with the Audit Committee concerning independence, and has discussed with BDO Seidman, LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO Seidman, LLP as its independent registered public accounting firm for the year ending December 31, 2009.

MEMBERS OF THE AUDIT COMMITTEE

Dominique Trempont, Chairman
Arve Hanstveit
Fred Olav Johannessen

DIRECTORS AND MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of April 15, 2009, are set forth below:

Name	Age	Position

G.G. Pique	61	President, Chief Executive Officer and Director
Hans Peter Michelet	49	Executive Chairman and Director
Borja Sanchez-Blanco	40	Vice President of Mega Projects Group
Deno Bokas	47	Vice President of Finance/Chief Accounting Officer
Carolyn F. Bostick	56	Vice President and General Counsel
Terrill Sandlin	60	Vice President of Manufacturing
Richard Stover, Ph.D.	46	Chief Technical Officer and Vice President of Service
Xiao Lin (Hattie) Wang	40	Vice President of OEM Group
Thomas D. Willardson	58	Chief Financial Officer
Paul Cook	84	Director
Arve Hanstveit	54	Director
Fred Olav Johannessen	55	Director
Marie Elisabeth Paté-Cornell	60	Director
Jacklyane Pfannenstiel	61	Director
Dominique Trempont	54	Director

G.G. Pique has served as our president and chief executive officer since August 2002, and has been a member of our Board of Directors since July 2008, after our initial public offering. From October 2001 until August 2002, Mr. Pique served as our executive vice president. From February 2000 until October 2001 Mr. Pique was a consultant to our Company. Since October 2007, Mr. Pique has served as member of the board of directors of International Desalination Association, a non-profit association committed to the development of desalination technology world-wide. Since May 2000, Mr. Pique has served as a member of the board of directors of P-K Direct Inc., a manufacturer of electronic coils and transformers. From 1993 to 1999, Mr. Pique was the group vice president Latin America of US Filter Corporation, a company focused on the acquisition, and growth of water treatment companies, before it was acquired by Vivendi in 1999. He served as group vice president of the integrated companies from 1999 to January 2000. Mr. Pique holds a B.S. in Chemical Engineering from the University of Connecticut and an M.B.A. from Hartford University.

Hans Peter Michelet has served as our executive chairman since March 2008. He has been a member of our board of directors since August 1995 and chairman of our board since September 2004. From January 2005 to November 2007, Mr. Michelet served as our interim chief financial officer. Mr. Michelet’s has served on the board of directors of SynchroNet Logistics Inc., a maritime technology service provider, since June 2000 and as a director of Profunda AS, a company that raises cod for commercial purposes. Mr. Michelet was a member of the Norwegian Society of Financial Analysts. Mr. Michelet holds a B.A. in Finance from the University of Oregon.

Borja Sanchez-Blanco has served as vice president of our mega projects group since December 2005 and general manager of Energy Recovery Iberia, S.L. since August 2007. From May 2002 to 2005, he was a vice president of Veolia Water North America South LLC, a member of the Veolia Environment Group and managing director of its Caribbean operations. From November 1997 to 2002, he was chief financial officer of the Latin American and Caribbean operations of U.S. Filter Corporation. From November 1991 to November 1997, he was finance and administration manager of U.S. Filter’s Spanish subsidiary, which was Ionpure Technologies, S.A. prior to its acquisition by U.S. Filter in 1993. He serves on the board of the European Desalination Society. Mr. Blanco earned his degree in business administration and economics from Madrid University and a finance degree from Humberside Business School in the United Kingdom.

Deno G. Bokas is currently our vice president of finance and chief accounting officer. He joined us full-time in January 2009. Since August 2004, Mr. Bokas was an independent consultant providing financial services largely to pharmaceutical and equipment device companies. In addition, he was vice president finance and corporate controller at Aradigm Corporation, a publicly traded pharmaceutical company from November 2007 to May 2008. From October 2006 to November 2007, Mr. Bokas served as vice president and controller at Perlegen Sciences, a private genetics services company. From December 2004 to September 2006, Mr. Bokas served in an SEC reporting and accounting capacity at Xenogen Corporation, a publicly traded scientific device and research company. From July 2002 to July 2004, Mr. Bokas served as chief financial officer at the National Railroad Passenger Corporation. Mr. Bokas earned a Master of Science Finance Degree from Walsh College and a Bachelor of Business Administration Degree from Eastern Michigan University. He is also a Certified Public Accountant.

Carolyn F. Bostick has served as our vice president and general counsel since November 2008. From February 2005 to November 2008, she served as vice president and general counsel of Trend Micro Incorporated, a worldwide supplier of antivirus and other content security software and services, based in Japan. From February 2003 to February 2005, she was its global director of legal affairs and from May 2000 to February 2003, she was director of legal for the Company’s U.S. subsidiary. Ms. Bostick has a law degree from Stanford Law School and B.A. from Brown University.

Terrill Sandlin has served as our vice president of manufacturing since April 2002. From November 1999 to June 2001, he served as director of manufacturing for Novus Packaging Corporation, a packaging material company acquired by FP International in 2001. From September 1978 to June 1999, he served in multiple roles, including engineer, manufacturing manager and plant manager, for Whitney Research, a valve manufacturing company. Mr. Sandlin holds a B.S. in Civil Engineering from the University of California at Berkeley.

Richard Stover, Ph.D. has served as our chief technical officer since December 2004 and as our vice president of services since January 2009. From November 2007 to December 2008, he also served as vice president of sales. From December 2004 to November 2007, Dr. Stover also served as our vice president of engineering and research. From April 2002 to December 2004, Dr. Stover was the engineering manager at our Company. Prior to joining our Company, Dr. Stover was an environmental consultant. From 1996 to 1998, he conducted product and process research and development for IBM. Dr. Stover earned his B.S. in Chemical Engineering from the University of Texas at Austin and his Ph.D. in Chemical Engineering at the University of California at Berkeley.

Xiao Lin (Hattie) Wang has served as our vice president of our OEM group since July 2006. From November 2005 to July 2006, she was the Company’s director of business development, focusing on China. She joined the Company’s accounting department in February 2002. Ms. Wang has a management degree from Dandong Teachers College (now Liaodong University) in China and a degree in finance and accounting from San Francisco State University.

Thomas D. Willardson has served as our chief financial officer since November 2007. From January 2006 to August 2007, Mr. Willardson served as executive vice president and chief financial officer of Cost Plus, Inc. From April 2004 to December 2005, Mr. Willardson served as chief financial officer of WebSideStory, Inc., a provider of on-demand digital marketing applications. From August 2003 until April 2004 he served as chief financial officer of Archimedes Technology Group Holdings, LLC, a privately held technology development company. From April 2002 until July 2003, Mr. Willardson was an independent financial consultant. Mr. Willardson holds a B.A. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

Paul M. Cook has served as a member of our Board of Directors since July 2008. Mr. Cook is the chairman and founder of Promptu Systems Corporation, a private company that develops a speech recognition systems that enable mobile phone users and television viewers to control programming choices and services with voice commands, a position he has held since June 2000. Mr. Cook is also currently the chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006. Since 1993, Mr. Cook has been a member of the board of directors of Sarnoff Corporation, a wholly owned subsidiary of SRI International which provides vision, video and semiconductor technology innovations. Mr. Cook is the founder of Raychem Corporation, where he served as its chief executive officer for 33 years. Mr. Cook received an undergraduate degree in engineering from Massachusetts Institute of Technology.

Arve Hanstveit has served as a member of our Board of Directors since August 1995. Since August 1997, Mr. Hanstveit has served as partner and vice president of ABG Sundal Collier, a Scandinavian investment bank. Since February 2007, Mr. Hanstveit has also served on the board of directors of Kezzler AS, a privately held Norwegian company which delivers secure track and trace solutions to the pharmaceutical and consumer goods industry. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison.

Fred Olav Johannessen has served as a member of our Board of Directors since August 1995. Since September 2001, Mr. Johannessen has served as president of the Nordiska Literary Agency in Denmark. Mr. Johannessen also has served as a member of the board of directors of Thalia Teater AS, a private theater production company in Norway, since June 1985 and as a member of the board of directors of Folin, a private European company that invests in literary agencies, since March 1999. Mr. Johannessen earned his M.S. in Finance from Colorado State University.

Marie Elisabeth Paté-Cornell has served as a director of our Company since February 2009. She has been a professor at Stanford University since September 1991. She currently serves as Professor and Chairman of the University’s Department of Management Science and Engineering, a position she assumed in January 2000. She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that Department in September 1997. Dr. Paté-Cornell received a B.S. in mathematics and physics from the University of Marseilles in France; M.S and Engineering Degree from the Institute Polytechnique in Grenoble, France; a M.S. in Operations Research from Stanford University and a Ph.D. in Engineering-Economic Systems from Stanford University.

Jackalyne Pfannenstiel has served as a director of our Company since February 2009. She served as a Commissioner on the California Energy Commission from May 2004 through December 2008 and as its Chairman from May 2006 to December 2008. She was self-employed as an energy advisor and strategy consultant from January 2001 though December 2003. In addition, Ms. Pfannenstiel is the former vice president of planning and strategic initiatives for Pacific Gas & Energy, where she served from July 1980 through December 2000. Ms. Pfannenstiel has a B.A. in economics from Clark University and an M.S. in economics from the University of Hartford. She is also a graduate of the Executive Program of the Graduate School of Business, Stanford University.

Dominique Trempont has served as a director of our Company since July 2008. Since June 2006, Mr. Trempont has served on the board of directors of 3Com Corporation. He also is currently a member of the board of directors of Finisar Corporation, a public company that develops and markets high speed data communication systems and software for networking and storage, a position he has held since September 2005. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. From May 1999 to November 2002, Mr. Trempont was chairman, president and chief executive officer of Kanisa, Inc., a software company focused on customer self-service, contact center, and peer support applications. Mr. Trempont has served as chief executive officer of Gemplus Corporation, a smart card application company, and chief financial officer at NeXT Software. Mr. Trempont received a degree in Economics from College Saint Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD (France).

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis. The NASDAQ listing standards require that the Company conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis by the Audit Committee or another independent body of the board of directors.

The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest. The Company’s Code of Business Conduct also states a policy to the effect that each employee and non-

employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer or member of the Audit Committee as described in the code.

Promissory Notes

G.G. Pique

In February 2005, in connection with the exercise of incentive stock options issued under certain stock option agreements entered into between us and G.G. Pique, our president and chief executive officer, Mr. Pique purchased an aggregate of 750,000 shares of our common stock with three promissory notes totaling $195,000, payable to us. All three promissory notes bore interest at 3.76% per annum. They were secured first by a pledge of the underlying shares purchased by Mr. Pique and then by Mr. Pique’s assets. The entire principal amount of $195,000 and accrued interest of $24,187 on all three promissory notes were repaid in full as of March 2008.

Hans Peter Michelet

In February 2005, Hans Peter Michelet, our executive chairman, purchased 100,000 shares of our common stock pursuant to the exercise of a warrant and 250,000 shares of our common stock pursuant to the exercise of a stock option with two promissory notes totaling $70,000. The promissory notes bore interest at 3.76% per annum. They were secured first by a pledge of the underlying shares purchased by Mr. Michelet and then by Mr. Michelet’s assets. The entire principal amount of $70,000 and accrued interest of $8,447 were repaid in full as of March 2008.

Terrill Sandlin

In February 2005, in connection with the exercise of incentive stock options issued pursuant to certain stock option agreements entered into between us and Terrill Sandlin, our vice president of manufacturing, Mr. Sandlin purchased an aggregate of 120,000 shares of our common stock with three promissory notes payable to us totaling $36,000. All three promissory notes bore interest at 3.76% per annum. They were secured first by a pledge of the underlying shares purchased by Mr. Sandlin and then by Mr. Sandlin’s assets. The entire principal amount of $36,000 and accrued interest of $4,364.32 on all three promissory notes were repaid in full as of March 2008.

Richard Stover

In February 2005, in connection with the exercise of incentive stock options issued pursuant to certain stock option agreements entered into between us and Richard Stover, our chief technical officer, Dr. Stover purchased an aggregate of 175,000 shares of our common stock with three promissory notes payable to us totaling $51,000. All three promissory notes bore interest at 3.76% per annum. They were secured first by a pledge of the underlying shares purchased by Dr. Stover and then by Dr. Stover’s assets. The entire principal amount of $51,000 and accrued interest of $5,173 on all three promissory notes were repaid in full as of January 2008.

C. Peter Darby

In February 2005, in connection with the exercise of a non-statutory stock option issued pursuant to a certain stock option agreement entered into between us and Peter Darby, who previously was one of our directors, Mr. Darby purchased 250,000 shares of our common stock for an aggregate price of $50,000 with a promissory note payable to us totaling $50,000. The promissory note bore interest at 3.76% per annum. It was secured first by a pledge of the underlying shares purchased by Mr. Darby and then by Mr. Darby’s assets. The entire principal amount of $6,027 and accrued interest of $50,000 on all three promissory notes were repaid in full as of March 2008.

James Medanich

In February 2005, in connection with the exercise of non-statutory stock options issued pursuant to certain stock option agreements entered into between us and James Medanich, who previously was one of our directors, Mr. Medanich purchased an aggregate of 350,000 shares of our common stock with two promissory notes payable to us totaling $70,000. The promissory notes bore interest at 3.76% per annum. It was secured first by a pledge of the underlying shares purchased by Mr. Medanich and then by Mr. Medanich’s assets. The entire principal amount of $8,605 and accrued interest of $70,000 on all three promissory notes were repaid in full as of March 2008.

Other Relationships

The Company has a supply agreement with Piedmont Pacific Corporation, a company owned by James Medanich, a former director of the Company. Expenses incurred under this supply agreement amounted to $14,000, $18,000 and $4,000 for the years ending December 31, 2008, 2007 and 2006, respectively. There were no payments outstanding to this vendor as of December 31, 2008 and $1,000 was outstanding as of December 31, 2007. The Company believes that the transactions under the supply agreement were conducted as if consummated on an arm’s-length basis between two independent parties.

The Company has a consulting agreement with Darby Engineering, LLC (invoiced as Think Mechanical, LLC), a firm owned by Peter Darby, a former director of the Company. Expenses incurred under this consulting agreement amounted to $119,000 for the year ended December 31, 2008; $27,000 in payments remained outstanding related to the agreement as of December 31, 2008. There were no expenses or payments related to the consulting agreement during the years ended December 31, 2007 or 2006. The Company believes that the transactions under the consulting agreement were conducted as if consummated on an arm’s length basis between two independent parties.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing standards of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2010 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between January 4, 2010 and February 3, 2010. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2010 annual meeting of stockholders must be received by the Company no later than January 4, 2010 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2008, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that late Form 4’s were filed for each of Mr. Paul M. Cook reporting the purchase of shares of common stock on July 2, 2008, Mr. Dominique Trempont reporting the purchase of shares of common stock on July 2, 2008, Ms. MariaElena Ross reporting a grant of options on September 3, 2008, and Mr. Terry Sandlin, reporting a grant of options on September 3, 2008.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the Board intends that such business will be voted upon by the persons voting the proxies consistent with the judgment of such persons.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ENERGY RECOVERY, INC., 1908 DOOLITTLE DRIVE, SAN LEANDRO, CALIFORNIA 94577, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED WITH THE FORM 10-K.

By Order of the Board of Directors,

G. G. Pique
President and Chief Executive Officer

May 4, 2009
San Leandro, California

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-367-5514, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your voting instruction card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 12:00 p.m., Eastern Time, on June 11, 2009.

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 12:00 p.m., Eastern Time, on June 11, 2009.
Simply mark, sign and date your voting instruction card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark
votes as in
this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

1.	ELECTION OF CLASS I DIRECTORS: 01 — Paul M. Cook 02 — Fred Olav Johannessen 03 — Marie Elisabeth Pate-Cornell	2.	Ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐

3.	IN THE DISCRETION OF THE PROXIES, ON ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

MEETING ATTENDANCE Mark box to the right if you plan to attend the Annual Meeting.	☐	ADDRESS CHANGE Mark the box to the right for address change. PLEASE SEE REVERSE SIDE	☐

Dated , 2009

Signature(s)

Signature(s)

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

011XKC

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

ENERGY RECOVERY, INC.
Proxy Solicited by the Board of Directors of Energy Recovery, Inc.
for Annual Meeting of Stockholders, Friday, June 12, 2009, 9:00 a.m. Pacific Daylight Time.

The undersigned hereby constitutes and appoints G.G. Pique and Thomas D. Willardson and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 12, 2009, at 9:00 a.m. Pacific Daylight Time, or any adjournment thereof. The Annual Meeting will take place at the Company’s headquarters, located at 1908 Doolittle Drive, San Leandro, CA 94577.
The undersigned grants authority to said proxies, or any of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place or stead. The undersigned instructs said proxies, or either of them, to vote as stated on the reverse side.
ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR ON THE REVERSE SIDE AND FOR PROPOSAL 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.
(over)
Address Change/Comments (Mark the corresponding box on the reverse side)